EXHIBIT 10.6

ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

On September 9, 2009, the Board of Directors of ABM Industries Incorporated (the “Registrant”) approved certain changes to cash and equity compensation of non-employee directors, beginning November 1, 2009. Non-employee directors will receive: an annual cash retainer of $70,000; an annual equity grant of $80,000 in restricted stock units, to be given at the Company’s annual shareholders meeting, with the value calculated by dividing $80,000 by the closing price of ABM common stock on the date of the grant; fees for Committee meetings (telephonic or otherwise) in the amount of $2,000 for each Audit Committee meeting, $1,500 for each Governance Committee meeting, $1,500 for each Compensation Committee meeting, and $1,500 for each Executive Committee meeting. The Board also approved annual retainers to the Chairman of the Board and the Chairs of the respective Committees as follows: Chairman of the Board $40,000; Chairman of the Audit Committee $15,000; Chairman of the Governance Committee $5,000; Chairman of the Compensation Committee $7,500; and Chairman of the Executive Committee $5,000. Fees for attendance at Board meetings were eliminated. In fiscal year 2009, the Board also approved additional payments to non-employee directors who, in instances approved by the Chairman of the Board, invest significant time above and beyond the requirements of Board or Committee service, by virtue of serving on an ad hoc committee or otherwise, in an amount equal to $2,000 per day for such service.

On September 9, 2009 the Board of Directors approved the participation of non-employee directors in the Registrant’s health benefit plans, with the full cost of any such participation to be paid by the individual director electing to so participate.